Exhibit 99.2

Murchinson Issues Presentation Detailing Urgent Need for Change at Nano Dimension

Highlights Company’s Share Price Underperformance, Terrible Corporate Governance and Poor Capital Allocation Under the Current Board Led by Yoav Stern

Notes That Shares Have Declined More Than 77% During Mr. Stern’s Chairmanship and the Company Currently Has a Negative Enterprise Value of More Than $400 Million

Urges Shareholders to Make Their Voices Heard at the Special Meeting on March 20, 2023, and Vote for the Removal of Four Legacy Directors and Appointment of Murchinson’s Two Highly-Qualified Independent Nominees – Kenneth H. Traub and Dr. Joshua Rosensweig

Notes that the Voting Cut-Off Date for ADS Holders is 12:00 p.m. ET on March 13, 2023

TORONTO – March [6], 2023 – Murchinson Ltd. (collectively with its affiliates and funds it advises and/or sub-advises, “Murchinson” or “we”), the largest shareholder with approximately 5.2% of the outstanding shares of Nano Dimension Ltd. (NASDAQ: NNDM) (“Nano Dimension” or the “Company”), today issued a presentation outlining why it believes change is urgently needed at Nano Dimension. Shareholders have the opportunity to vote at the upcoming Special General Meeting of Shareholders (the “Special Meeting”), in spite of the Company’s efforts to declare the meeting illegal and stop the voices of shareholders from being heard. ADS holders should be mindful that all votes must be received by 12:00 p.m. E.T. on March 13, 2023, and, in any event, should correspond with their bank or broker to ensure their vote is counted.

The presentation is available at: www.SaveNanoDimension.com

Key takeaways from the presentation include:

•	The Company has drastically underperformed during Yoav Stern’s Chairmanship. Nano Dimension shares have declined by more than 77% since Mr. Stern was appointed Chairman in 2021[1]. Further, the Company currently has a negative enterprise value of more than $400 million[2] – reflecting investors’ concern regarding the current Board and management team’s continued destruction of value. The bottom line is that the longer the Stern-led Board remains in place, the greater the risk of further value erosion.

•	The Stern-led Board has overseen terrible corporate governance and failed to hold management accountable. The Board has apparently rallied behind Mr. Stern by supporting drastic entrenchment measures aimed at preventing the voices of shareholders from being heard. In response to Murchinson’s special meeting request, the Board has: 1) launched a smear campaign against its biggest shareholder to avoid addressing the concerns about the Company's extremely poor governance and track record, 2) adopted a poison pill against the express will of shareholders, 3) filed a dilutive registration statement to issue nearly 52 million new shares and 4) commenced litigation in an attempt to declare the Special Meeting illegal and deprive shareholders of their right to vote at the legally scheduled Special Meeting. Adding insult to injury, most of the Company’s staggered Board, including Mr. Stern, were appointed and have never been put to a vote by shareholders due to apparent manipulations of the director class system.

•	Mr. Stern’s Chairmanship has been characterized by a series of damaging capital allocation missteps. The Board has continually failed to hold management accountable for its ill-advised acquisition strategy, poor integration of those acquisitions and significant cash burn. We believe that Mr. Stern has used this string of acquisitions to mask the underperformance of the Company, touting 2022 as a year of tremendous growth in the business when the fact is that almost all of the so-called growth came from expensive acquisitions while the legacy business experienced virtually no growth.

1 From March 11, 2021 to January 22, 2023 when Murchinson sent the Company the special meeting demand.

2 As of March 1, 2023.

•	Murchinson is seeking to establish accountability and transparency and ensure the Board prioritizes protecting value for ALL shareholders. Murchinson is calling a special meeting and has put forward four proposals, including removing four legacy directors and replacing them with two highly-qualified, truly independent nominees – Kenneth H. Traub and Dr. Joshua Rosensweig. These two individuals are corporate governance experts with demonstrated track records of improving company performance to benefit all shareholders, and we believe they can be instrumental in helping right the ship at Nano Dimension.

•	Murchinson believes a refreshed board can meaningfully enhance value. There are numerous actions outlined in our presentation that Murchinson believes could be immediately proposed and advocated for by the new directors to benefit Nano Dimension and all of its shareholders. It is also clear that based on its track record, the Board, as currently constructed, should not be the one making future strategy and capital allocation decisions, and that every day that passes without change in the boardroom increases the chance of further value destruction.

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As a reminder, Murchinson previously announced that a Special Meeting will be held at the offices of its outside Israeli counsel, Goldfarb Seligman, Law Offices, at Ampa Tower, 98 Yigal Alon Street, Tel Aviv 6789141, Israel, on Monday, March 20, 2023, at 16:00, Israel time. The record date for the Meeting is February 20, 2023. Murchinson has also filed a Notice of the Meeting and Related Proxy Materials for the Meeting with the U.S. Securities and Exchange Commission (“SEC”). If you have any questions about voting or need assistance, please contact our proxy solicitor, Okapi Partners LLC, at (212) 297-0270 or toll free at (844) 202-7428.

Additional Information and Where to Find It

In connection with the Meeting, Murchinson will make available to the Company’s shareholders of record a proxy statement describing the various proposals to be voted upon at the Meeting, along with a proxy card or voting instruction form enabling them to indicate their vote on each matter. Murchinson has also furnished copies of the proxy statement, the proxy card and voting instruction form to the SEC as exhibits to the Schedule 13D amendment we filed with the SEC, which may be obtained for free from the SEC’s website at www.sec.gov, as well as at the following website: www.SaveNanoDimension.com.

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About Murchinson

Founded in 2012 and based in Toronto, Canada, Murchinson is an alternative asset management firm that serves institutional investors, family offices and qualified clients. The firm has extensive experience capturing the best returning opportunities across global markets. Murchinson’s multi-strategy approach allows it to execute investments at all points in the market cycle with fluid allocation between strategies. Our team targets corporate action, distressed investing, private equity and structured finance situations, leveraging its broad market experience with a variety of specialized products and sophisticated hedging techniques to deliver alpha within a risk-averse mandate. Learn more at www.murchinsonltd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking information within the meaning of applicable securities laws. In general, forward-looking information refers to disclosure about future conditions, courses of action, and events. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the use of any of the words “anticipates”, “believes”, “expects”, “intends”, “plans”, “will”, “would”, and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations of Murchinson and currently available information. Forward-looking statements are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict, and are based upon assumptions as to future events that may not prove to be accurate. Murchinson undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities legislation.

Disclaimer

The information contained or referenced herein is for information purposes only in order to provide the views of Murchinson and the matters which Murchinson believes to be of concern to shareholders described herein. The information is not tailored to specific investment objections, the financial situations, suitability, or particular need of any specific person(s) who may receive the information, and should not be taken as advice in considering the merits of any investment decision. The views expressed herein represent the views and opinions of Murchinson, whose opinions may change at any time and which are based on analyses of Murchinson and its advisors.

Contacts

Longacre Square Partners

Dan Zacchei / Greg Marose, 646-386-0091

dzacchei@longacresquare.com / gmarose@longacresquare.com

or

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Teresa Huang, 212-297-0720

info@okapipartners.com